Exhibit 4.69

FIRST AMENDMENT TO UNSECURED PROMISSORY NOTE

This First Amendment to Unsecured Promissory Note (this “Amendment”) is made and entered into as of May 15, 2017, by and between Amyris, Inc., a Delaware corporation (the “Company”) and Bolding Investment S.A. (the “Investor”).

RECITALS

WHEREAS, on February 12, 2016 the Company issued to the Investor an Unsecured Promissory Note in the principal amount of $2,000,000 (the “Note”), which Note is attached hereto as Exhibit A.

WHEREAS, the Company and the Investor desire to amend the Note as set forth herein.

WHEREAS, pursuant to Section 8.7 of the Note, the Note may be amended with the written consent of the Company and the Investor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Extension of Maturity Date. The definition of “Maturity Date” in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means November 15, 2017.

2.	Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Note shall remain in full force and effect.

3.	Integration. This Amendment and the Note constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.	Counterparts; Facsimile. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf), and delivery of any signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMYRIS, INC.

By:	/s/ John Melo

Name: John Melo

Title: President and Chief Executive Officer

[Signature Page to First Amendment to Unsecured Promissory Note]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BIOLDING INVESTMENT S.A.

By:	/s/ Jean Paul C. Soulie

Name:	Jean Paul C. Soulie

Title:	Director

[Signature Page to First Amendment to Unsecured Promissory Note]

Exhibit A

See attached.

UNSECURED PROMISSORY NOTE

U.S.$2,000,000.00	Issue Date: February 12, 2016

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES THAT MAY BE ISSUED AS REPAYMENT FOR THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

Subject to the terms and conditions of this Note, for value received, Amyris, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of BIOLDING INVESTMENT S.A. or registered assigns (“Holder”), the principal sum of TWO MILLION UNITED STATES DOLLARS ($2,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate. Interest shall begin to accrue on the Issue Date set forth above, shall continue to accrue on the outstanding principal until the entire Balance is paid, and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note was issued pursuant to the Note and Warrant Purchase Agreement, dated as of February 12, 2016 (as amended from time to time, the “Agreement”), by and among the Company, the original holder of this Note and the other parties thereto and is subject to provisions of the Agreement.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.                  DEFINITION. The following definitions shall apply for purposes of this Note.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) thirteen and a half percent (13.50%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Agreement and any other document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means May 15, 2017.

“Note” means this Unsecured Promissory Note.

“Notes” means a series of unsecured promissory notes aggregating up to no more than $20,000,000 in original principal amount issued under the Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.                  PAYMENT AT MATURITY DATE; INTEREST.

2.1              Payment at Maturity Date.

(a)               If this Note has not been previously prepaid pursuant to Section 3.1 prior to the Maturity Date, then the entire Balance shall be due and payable in full in cash on the Maturity Date.

(b)               All rights with respect to this Note shall terminate upon the repayment of the entire Balance of this Note as provided in Section 2.1(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after repayment pursuant to Section 2.1.

(c)                Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3.                  Prepayment; Change of control.

3.1              Prepayment. The Company may at any time, without penalty, upon at least five (5) days’ advance written notice to Holder, prepay all or any portion of the unpaid Balance of this Note. Any such prepayment shall be applied as provided in Section 4 below.

3.2              Change of Control Payment. If the Company completes a Change of Control before the payment of the entire Balance of this Note, then upon the closing of such Change of Control, Holder shall be entitled to be repaid the entire Balance of this Note.

4.                  Notes Pari Passu; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

5.                  EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)               The Company fails to make any payment when due under this Note on the applicable due date or within five (5) days after written notice of such failure has been given on behalf of Holder to the Company;

(b)               A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c)                    The Company breaches any material obligation to any Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company; or

(d)                   The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of all Holder(s) of then outstanding Notes. Notwithstanding any other provision of this Note, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note only in concert with all other holders of outstanding Notes and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the holders of a majority of the then outstanding principal amount of the Notes.

6.                  PROVISIONS RELATING TO Stockholder RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7.                  REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the Company to issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Agreement.

8.                  GENERAL PROVISIONS.

8.1              Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

8.2              Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 5 of the Agreement, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

8.3              Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4              Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.5              Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , facsimile number: , and as to Holder at the address and facsimile number set forth opposite such Holder’s name on Schedule I to the Agreement or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.6              Place of Payment. Payments of the Principal and any interest and other payments hereunder shall be delivered to the Holder at the address specified in the Agreement or at such other address or the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

8.7              Amendments and Waivers. This Note and all other Notes issued under the Agreement may be amended and provisions may be waived by the Note holders holding at least a majority of the then outstanding principal amount of Notes and the Company as provided in Section 11(j) of the Agreement. Any amendment or waiver effected in accordance with Section 11(j) of the Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

8.8              Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Unsecured Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title	President & CEO

[Signature Page to Unsecured Promissory Note]